Exhibit 99.1

BUILDING MATERIALS HOLDING CORPORATION ANNOUNCES RECORD
SECOND QUARTER 2004 FINANCIAL RESULTS

Consolidated Sales Increase 69% to a Record $543.4 Million

Net Income Increases 125% to a Record $12.6 Million

SAN FRANCISCO (July 27, 2004) - Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of building products and construction services to professional builders and contractors, today reported consolidated sales for the second quarter of 2004 increased 69% to a record $543.4 million, compared to $322.3 million in the second quarter of 2003. For the six months ended June 30, 2004, sales increased 60% to a record $960.2 million compared to $598.7 million in the same period in 2003.

Net income for the second quarter of 2004 increased 125% to a record $12.6 million, or $0.92 per diluted share, compared to $5.6 million, or $0.42 per diluted share, for the second quarter of 2003. For the six months ended June 30, 2004, net income was $16.8 million, or $1.23 per diluted share, compared to $6.2 million, or $0.46 per diluted share, in the prior period.

Mr. Robert E. Mellor, Chairman, President and Chief Executive Officer, stated, "We are very pleased to have generated the best quarterly results in the Company's history. Sales and operating income for both BMC West and BMC Construction were significantly ahead of expectations due to continued strong housing demand and construction activity. While BMC Construction benefited from the effect of acquisitions, we also generated strong results in California and the Southwest region. Our BMC West results, while reflecting continued inflation of commodity wood product prices, demonstrate the strength of our markets as well as effective management of expenses."

BMC West
Sales for BMC West for the second quarter of 2004 increased 46% to $360.2 million compared to $246.7 million in the second quarter of 2003. For the first half of 2004, sales for BMC West were $636.3 million compared to $454.7 million in the same period in 2003. Improved sales for the second quarter and first six months of 2004 were primarily a result of higher commodity wood product prices and an increase in comparable business unit sales.

Operating income increased 93% to $26.4 million for the second quarter of 2004 from $13.7 million in the same quarter of 2003. Operating income for the first half of 2004 increased 91% to $40.6 million compared to $21.3 million in the first half of 2003. The increase was primarily attributable to higher sales, effective inventory management and lower operating expenses as a percentage of sales relative to prior year.

BMC Construction
Sales for BMC Construction for the second quarter of 2004 increased 142% to $183.7 million compared to $75.8 million in the second quarter of 2003. For the first half of 2004, net sales for BMC Construction were $325.1 million compared to net sales of $144.4 million in the same period in 2003. The sales increase was primarily due to the favorable impact of acquisitions ($74.0 million for the quarter and $136.4 million year-to-date) that were not consolidated or included in operating results in the first half of 2003, as well as an increase in sales unit volume.

Operating income for the second quarter increased 142% to $13.3 million from $5.5 million in the same period of 2003. Operating income for the first half of 2004 increased 148% to $20.1 million compared to $8.1 million in the first half of 2003. The increase was mainly attributable to improved operating performance in California and the Southwest region as well as the benefit of acquisitions ($3.4 million for the quarter and $4.3 million year-to-date) that were not consolidated or included in operating results in first six months of 2003.

Teleconference and Webcast
BMHC will host a conference call and audio webcast today at 9:00 a.m. Pacific Standard Time to discuss its financial results for the second quarter ended June 30, 2004. The conference call can be accessed by dialing 877-223-0437 (Domestic), or 706-643-0552 (International). A replay will be available through August 3, 2004 by dialing 800-642-1687 (Domestic) or 706-645-9291 (International). The required passcode for the replay is 8318868. The live conference call and replay can be accessed via audio webcast at BMHC's website at www.bmhc.com. The archive of the webcast will be available for 90 days following the conclusion of the teleconference.

About BMHC
Building Materials Holding Corporation is one of the largest residential construction services companies in the United States. The Company specializes in providing construction and installation services, component manufacturing and distribution of high-quality building materials to residential builders and contractors across the nation. Keys to BMHC's growth strategy are increasing construction services to production homebuilders and entry into selective geographic markets.

Business Risks and Forward-Looking Statements
Certain statements made in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of BMHC, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks or uncertainties may include, but are not limited to, changes in costs of materials sold; changes in selling prices; competition within the construction services and building materials industry; changes in economic conditions and interest rates; integration of acquired businesses; increases in costs of raw materials and labor; retention of key management personnel; consumer confidence; household and job formation; government regulation; and general economic, business and competitive factors, all or each of which may cause actual results to differ from the statements made in this news release. These risks and uncertainties are discussed in detail in BMHC's Form 10-K. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. BMHC disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the 2003 Annual Report on Form 10-K or this news release.

CONTACT:	Ellis Goebel
Senior Vice President,
Business Development and Investor Relations
(415) 627-9100

(Tables Follow)

BUILDING MATERIALS HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Sales
Building products	$319,236	$226,097	$566,572	$413,891
Construction services	224,157	96,169	393,664	184,767

Total sales	543,393	322,266	960,236	598,658

Costs and operating expenses
Cost of goods sold
Building products	244,176	168,386	430,374	309,038
Construction services	193,021	81,547	341,623	157,989
Impairment of assets	--	--	1,273	--
Selling, general and administrative expense	79,633	62,568	150,259	120,563
Other (income) expense, net	90	(554)	(417)	(1,422)

Total costs and operating expenses	516,920	311,947	923,112	586,168

Income from operations	26,473	10,319	37,124	12,490

Interest expense	3,157	2,365	5,911	4,418

Income before income taxes, minority interests and equity earnings	23,316	7,954	31,213	8,072

Income taxes	8,214	3,149	10,948	3,228

Minority interests (income) loss, net	(2,522)	197	(3,497)	282

Equity earnings, net of tax of $416 and $713, respectively	--	647	--	1,109

Net income	$12,580	$5,649	$16,768	$6,235

Net income per share:

Basic	$0.94	$0.43	$1.25	$0.47

Diluted	$0.92	$0.42	$1.23	$0.46

Weighted average number of shares:

Basic	13,408	13,282	13,380	13,241

Diluted	13,703	13,436	13,657	13,412

BUILDING MATERIALS HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(thousands, except per share data)
(unaudited)
	June 30,	December 31,
	2004	2003
ASSETS
Cash	$29,612	$19,506
Receivables, net	245,713	187,790
Inventory	168,674	111,146
Costs in excess of billings	13,723	8,625
Deferred income taxes	12,778	8,629
Prepaid expenses and other current assets	3,701	5,243

Total current assets	474,201	340,939

Property and equipment, net	167,883	165,400
Other long-term assets	21,099	10,692
Deferred loan costs	2,167	2,406
Other intangibles, net	10,416	12,017
Goodwill	72,979	72,745

Total assets	$748,745	$604,199

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$172,479	$109,067
Billings in excess of costs and estimated earnings	12,843	12,069
Current portion of long-term debt	2,662	2,905

Total current liabilities	187,984	124,041

Deferred income taxes	4,569	5,354
Long-term debt	247,052	186,773
Other long-term liabilities	15,317	13,276

Total liabilities	454,922	329,444

Minority interests	7,175	3,745

Shareholders' equity
Common stock, $0.001 par value, 20,000,000 shares authorized; 13,421,575 and 13,333,711 shares issued and outstanding, respectively	13	13
Additional paid-in capital	116,259	115,282
Accumulated other comprehensive income	(500)	--
Retained earnings	170,876	155,715

Total shareholders' equity	286,648	271,010

Total liabilities, minority interests and shareholders' equity	$748,745	$604,199

BUILDING MATERIALS HOLDING CORPORATION
SEGMENT INFORMATION
(thousands)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Sales
BMC West	$360,185	$246,694	$636,310	$454,687

BMC Construction	183,659	75,822	325,077	144,390

Intersegment eliminations	(451)	(250)	(1,151)	(419)

	$543,393	$322,266	$960,236	$598,658

Operating Income
BMC West	$26,383	$13,676	$40,565	$21,276

BMC Construction	13,338	5,527	20,067	8,066

Corporate and other	(13,248)	(8,884)	(23,508)	(16,852)

	$26,473	$10,319	$37,124	$12,490

BUILDING MATERIALS HOLDING CORPORATION
PRO FORMA SEGMENT INFORMATION ADJUSTED FOR ACQUISITIONS
(thousands)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Pro Forma Sales
BMC West	$347,651	$246,694	$616,203	$454,687

BMC Construction	109,614	75,822	188,655	144,390

Intersegment eliminations	(451)	(250)	(1,151)	(419)

	$456,814	$322,266	$803,707	$598,658

Pro Forma Operating Income
BMC West	$27,525	$13,676	$42,774	$21,276

BMC Construction	9,891	5,527	15,726	8,066

Corporate and other	(13,248)	(8,884)	(23,508)	(16,852)

	$24,168	$10,319	$34,992	$12,490

The financial measures used in the above table are not in accordance with generally accepted accounting principles in the United States (GAAP). These measures exclude the impact of acquisitions when analyzing sales and operating income. We believe these measures provide meaningful information regarding operating performance and facilitate improved comparability and greater transparency. Wherever non-GAAP financial measures have been used, they are reconciled to their GAAP counterparts. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.